SCHEDULE 14C
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
[x] Preliminary Information Statement
[ ] Definitive Information Statement
[ ] Confidential, for use of the Commission only

                          CARBONICS CAPITAL CORPORATION
                          -----------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1)    Title of each class of securities to which transaction applies:
  ..................................................................

  2)    Aggregate number of securities to which transaction applies:
  ..................................................................

  3) Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
  ..................................................................

  4)    Proposed maximum aggregate value of transaction:
  ...................................................................

  5)    Total fee paid:
  ...................................................................

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)    Amount Previously Paid:

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  2)    Form, Schedule or Registration Statement No.:

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  3)    Filing Party:

  ......................................

  4)    Date Filed:

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



                          CARBONICS CAPITAL CORPORATION
                           One Penn Plaza, Suite 1612
                            New York, New York 10119


                              INFORMATION STATEMENT



To the Holders of Our Voting Stock:


     The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of Carbonics Capital Corporation has given its written consent to a resolution adopted by the Board of Directors of Carbonics to amend the certificate of incorporation of Carbonics so as to increase the number of shares of authorized common stock from 500,000,000 shares, $.001 par value, to 10,000,000,000 shares, $.0001 par value.
We anticipate that this Information Statement will be mailed on ____________, 2009 to shareholders of record. On or after _____________, 2009, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

     The Board of Directors approved the amendment in order to comply with Carbonics' agreements with its senior creditor, YA Global Investments, L.P. ("YA Global"). The convertible debt instruments held by YA Global require that Carbonics maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by Carbonics to YA Global. At the present time, Carbonics has no shares available for issuance upon conversion and is therefore in default of those debt instruments. Although Carbonics' ambition is to satisfy its debt to YA Global in cash deriving from one or more potential future financing transactions, it is necessary that this default be cured in the meantime.

     Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Carbonics will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to Carbonics' certificate of incorporation.



                       WE ARE NOT ASKING YOU FOR A PROXY.
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.



November 3, 2009                                     KEVIN KREISLER, Chairman

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     We determined the shareholders of record for purposes of this shareholder action at the close of business on October 30, 2009 (the "Record Date"). The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote. The holder of the Series C shares are entitled to a portion of the aggregate voting power equal to 80% multiplied by a fraction, the numerator of which is the number of outstanding Series C shares and the denominator of which is 1,000,000.

Security                         Authorized       Outstanding       Voting Power
--------                         ----------       -----------       ------------
Common Stock                    500,000,000       500,000,000        500,000,000
Series C Preferred Stock          1,000,000           973,054      1,756,758,635
                                                               -----------------
                                                                   2,256,757,635

     The following table sets forth information regarding the voting stock beneficially owned by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of October 30, 2009, as well as by the member of our Board of Directors and by all officers and directors as a group.

                    Amount and Nature of Beneficial Ownership
Name and Address(1)                                    Series C                 Percentage of
Of Beneficial Owner         Common       % of Class    Preferred    % of Class   Voting Power
                         ---------     ------------  -----------  ------------ --------------
Kevin Kreisler(2)             --              --         791,459         100%         77.84%
                         ---------     ------------  ------------  -----------  -------------
Officers and Directors        --              --         791,459         100%       77.84%

(1) The address of Mr. Kreisler is c/o Carbonics Capital Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

(2) All shares listed for Mr. Kreisler are owned of record by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                     TO INCREASE THE AUTHORIZED COMMON STOCK

     On October 30, 2009, Carbonics' Board of Directors approved an amendment to Carbonics' Certificate of Incorporation to increase the authorized common stock from 500 million shares, $.001 par value, to 10 billion shares, $.0001 par value. The Board approved the amendment in order to comply with Carbonics' agreements with its senior creditor, YA Global Investments, L.P. ("YA Global"). The convertible debt instruments held by YA Global require that Carbonics maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by Carbonics to YA Global.

     On October 30, 2009, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment. The amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to the shareholders.

     At the October 30, 2009 Record Date, 500,000,000 of the currently authorized 500,000,000 common shares were issued and outstanding, leaving none available for issuance. The effect of the amendment will be to increase the number of authorized shares of common stock from 500,000,000, $.001 par value, to 10,000,000,000, $.0001 par value.

     The primary reason why the Board of Directors and the majority shareholder have approved the increase in authorized common stock is the requirement contained in Carbonics' agreements with YA Global to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by Carbonics to YA Global. In addition, Carbonics needs to have shares available in the event that other outstanding convertible debentures are converted.

     The following table shows the derivative securities currently outstanding that may result in the issuance of more than 1,000,000 common shares. The column headed "Shares Issuable" indicates the number of common shares into which the security is convertible based on the closing price of $.0014 on October 30, 2009. In each case the creditor has the right to convert the principal amount of the debt into Carbonics common stock. In no case does Carbonics have a contractual or other right to redeem the debt with stock or to force the creditor to convert the debt into stock.

                                                                           Issue         Original     Principal             Shares
Derivative Security                                    Creditor             Date        Principal        Amount            Issuable
-------------------                    ------------------------    -------------   --------------  ------------     ---------------
Secured Convertible Debenture        YA Global Investments, L.P.    October 2005      $   602,907    $   655,650     468,321,429(1)
Secured Convertible Debenture        YA Global Investments, L.P.   February 2006      $ 1,150,369    $ 1,158,417     827,440,714(1)
Secured Convertible Debenture        YA Global Investments, L.P.       June 2007      $   570,000    $   689,559     492,542,143(1)
Secured Convertible Debenture        YA Global Investments, L.P.       June 2009      $ 4,000,000    $ 4,120,986   2,943,561,429(1)
Unsecured Convertible Debt                Sustainable Creditors        June 2009      $ 3,000,000    $ 3,390,892   2,422,065,014(2)
Unsecured Convertible Debt                  RAKJ Holdings, Inc.     January 2009      $    60,000    $    46,109      65,870,000(3)
Unsecured Convertible Debt     Minority Interest Fund (II), LLC     January 2009      $   223,185    $   282,748     201,962,857(4)
Unsecured Convertible Debt     Minority Interest Fund (II), LLC       April 2009      $ 1,000,000    $ 1,100,274     785,910,000(4)
                                                                                                                   -------------
                                                                                                                   8,207,673,586
------------------------

     (1) The principal amount and accrued interest on the Secured Convertible Debentures issued to YA Global Investments, L.P. ("YA Global"), are convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company's common stock for the 20 days prior to conversion. The Secured Convertible Debentures accrue interest at 10% per annum and are due December 31, 2011. At a conversion rate of $0.0014, the Convertible Secured Notes could be converted into 4,731,865,714 common shares.

     (2) The amount shown for Sustainable Creditors relates to the Company's assumption of the convertible debt ostensibly due to the former shareholders of the Company's recently acquired Sustainable Systems, Inc. subsidiary. The terms of the relevant acquisition agreements with the prior owners are in default and are currently the subject of a litigation against the prior owners. While this litigation is currently ongoing and the Company is unable to predict the outcome at this time, the Company has booked the amounts that would have been due to the prior owners as if they had not breached the relevant acquisition agreements. Thus, the principal amount and accrued interest on the Unsecured Debentures that may be due to the former shareholders of Sustainable are treated as if it were convertible into common stock at a conversion rate equal to 90% of the average closing market price of the Company's common stock for the 20 days prior to conversion. The Unsecured Debenture accrues interest at 5% per annum. At a conversion rate of $0.0014, these debentures could be converted into 2,422,065,714 common shares.

     (3) The principal amount and accrued interest on the unsecured debenture issued to RAKJ Holdings, Inc. ("RAKJ"), are convertible by the holder into common stock at a conversion rate equal to 50% of the average closing market price of the Company's common stock for the 5 days prior to conversion. The Related Party Debenture accrues interest at 20% per annum and is due December 31, 2010. At a conversion rate of $0.0014, the Unsecured Convertible Debenture could be converted into 65,870,000 common shares.

     (4) The principal amount and accrued interest on the Unsecured Convertible Debenture issued to Minority Interest Fund (II), LLC ("MIF"), are convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company's common stock for the 20 days prior to conversion. The Unsecured Convertible Debenture accrues interest at 20% per annum and is due December 31, 2010. At a conversion rate of $0.0014, the Unsecured Convertible Debenture could be converted into 987,872,857 common shares. The owner of Minority Interest Fund (II), LLC is a relative of Kevin Kreisler, the sole member of Carbonics' Board of Directors.

     All of the foregoing derivative securities are currently exercisable and will remain exercisable until satisfied. In the event that any of the foregoing derivative securities were converted or exercised, Carbonics would not be able to issue the requisite common stock, and would be in default, unless the number of authorized common shares is increased. Conversion of those debentures would improve Carbonics' balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in Carbonics. The additional authorized common stock is necessary to accommodate those conversions, should they occur.

     All of the outstanding convertible debentures are convertible into common stock based on the market price of the common stock at the time of conversion. The table above assumes a conversion rate of $0.0014. In order to be prepared for the possibility of lower conversion rates, the Board of Directors and majority shareholder have agreed to increase the authorized common stock to 10 billion shares and have authorized a reduction in the par value of the common stock.

     The secondary reason why the Board of Directors and the majority shareholder have approved the increase in authorized common stock is to provide Carbonics with flexibility in pursuing its long-term business objectives. Additional reasons for the increase include:

     >> Management plans in the future to pursue opportunities to obtain the capital in order to fully implement Carbonics' business plan. A reserve of common shares available for issuance from time-to-time will enable Carbonics to entertain a broad variety of financing proposals.

     >> Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

     Management has not entered into any commitment to issue any shares except upon conversion of the outstanding debentures. Moreover, Management has no plans at this time that will involve the issuance of additional shares, other than a general plan to pursue additional financing. Management has not, however, discussed the terms of any specific financing with any potential investor.

     The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors from 0 to 9,500,000,000. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of Carbonics' shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that Carbonics obtains "fair value" when it issues shares. Nevertheless, the issuance of the additional shares could have the following adverse effects on Carbonics' shareholders:

     >> The issuance of the additional shares would dilute the proportionate interest of current shareholders in the equity and voting power in Carbonics.

>> The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of Carbonics common stock.

     >> The shares that are issued upon conversion of debentures are usually promptly sold into the market. These sales are likely to have a negative effect on the market price of Carbonics' common stock.


     >> The reduction in the par value of the common stock means that the Board will be authorized to issue common stock for as little as $.0001 per share, and that possibility may have a negative effect on the market price for the common stock.

     The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of Carbonics. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Carbonics. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make Carbonics unattractive to the party seeking control of Carbonics. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

     Under Delaware law, shareholders are not entitled to dissenters' rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.


                                    * * * * *